Exhibit 10.1

COMSovereign Holding Corp. 6890 E Sunrise Dr., #120-506 Tucson, AZ 85750

Employment Memo
Date:	November 23, 2022

Subject:	Employment as CEO, President, and Acting Principal Financial and Accounting Officer

From:	Board of Directors

To:	David A. Knight

CC:	Kevin M. Sherlock, General Counsel

We are pleased to offer you the position of Chief Executive Officer, President, and Acting Principal Financial and Accounting Officer of COMSovereign Holding Corp. (the Company”). You will have such duties, responsibilities and authorities consistent with the position as the Company’s CEO, President, and Acting Principal Financial and Accounting Officer. You will report to the Board of Directors. You will be required to devote your full business time, effort and energy to the affairs of the Company and the discharge of your duties.

You will continue on your existing initial annual base salary of $180,000. Upon the Compensation Committee’s determination of adequate funding, your annual base salary will be increased to $250,000.

You are entitled to participate in a cash bonus program. For the 2023 cash bonus program, the Compensation Committee will establish quarterly and annual goals, milestones, and metrics.

You are eligible to participate in the grant of awards under the Company’s 2020 Long-Term Incentive Plan as determined by the Compensation Committee. You are also eligible to participate in such benefit plans as the Company provides to its executive officers from time to time in accordance with the Company policies.

If you are terminated without cause before 1 year of service, you will be entitled to severance pay consisting of 3 months of salary, benefits, and prorated bonus. If you are terminated without cause after reaching 1 year of service, you will be entitled to severance pay consisting of 6 months of salary, benefits, and prorated bonus.

Please acknowledge your acceptance of this employment by signing below.

By:	/s/ David Knight
David Knight